As filed with the Securities and Exchange Commission on February 23, 2011 Registration No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SGOCO Group, Ltd.
(Exact name of registrant as specified in its charter)
Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

SGOCO Technology Park, Luoshan
Jinjiang City, Fujian, China 362200
+86 (595) 8200-5598
 (Address, including zip code, of registrant’s principal executive offices)

SGOCO Group, Ltd. 2010 Equity Compensation Plan
(Full title of the plans)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Ralph V. De Martino
Cavas S. Pavri
Cozen O’Connor
1900 Market Street
Philadelphia, Pennsylvania 19103
Telephone: (215)665-5542
Facsimile: (215)701-2478

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee
Title of each Class of Security being Registered	Amount being Registered (1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)
Ordinary Shares, par value US$0.001	1,225,585	$4.75	$5,821,528.75	$675.88

(1)   The number of shares being registered represents the aggregate number of ordinary shares of SGOCO Group, Ltd. issuable under the SGOCO Group, Ltd. 2010 Equity Plan.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional ordinary shares that become issuable under the Plan by reason of any stock dividend, stock split or any other similar transaction.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the bid and asked prices as reported on Nasdaq on February 18, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION
10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the SGOCO Group, Ltd. 2010 Equity Incentive Plan (the “Plan”) in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

SGOCO Group, Ltd. (the “Company”) hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission:

(a)           The Company’s prospectus, dated December 20, 2010, filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with its Registration Statement on Form F-1 initially filed with the Commission on November 17, 2010, as subsequently amended; and

(b)           The description of the Company’s ordinary shares contained in the Registration Statement of the Company on Form 8-A filed with the Commission on December 17, 2010, including any amendment and report subsequently filed for the purpose of updating that description; and

(c)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

None.

Item 6.                    Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  The Company’s amended and restated memorandum and articles of association, adopted by its shareholders on January 29, 2008, provides for indemnification of its directors and officers for all actions, costs, charges, losses, damages and expenses incurred by such persons in their capacity as such, except through their own fraud or dishonesty.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9.                    Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jinjiang City, Fujian Province, China, on February 17, 2011.

SGOCO Group, Ltd.

By:	/s/ Burnette Or
Name:	Burnette Or
Title:	Chairman, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Burnette Or, as his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his name and on his behalf, to sign any or all amendments to this report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Burnette Or	Chief Executive Officer, President and Director (Principal Executive Officer)	February 17, 2011
Burnette Or

/s/ Zhongsheng Lv	Treasurer (Principal Financial and Accounting Officer)	February 17, 2011
Zhongsheng Lv

/s/ Tin Man Or	Director	February 17, 2011
Tin Man Or

/s/ Robert Eu	Director	February 17, 2011
Robert Eu

/s/ Weiwei Shangguan	Director	February 17, 2011
Weiwei Shangguan

/s/Frank Wu	Director	February 17, 2011
Frank Wu

/s/ John Chen	Director	February 17, 2011
John Chen

/s/ James C. Hu	Director	February 17, 2011
James C. Hu

EXHIBIT INDEX
Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Form F-1, Registration no. 333-170674.)

4.2	SGOCO Group, Ltd. 2010 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.35 to the Company’s Form F-1, Registration no. 333-170674)

5	Opinion of Conyers, Dill & Pearman

23.1	Consent of Conyers, Dill & Pearman (included in Exhibit 5)

23.2	Consent of Frazer Frost

23.3	Consent of Rothstein Kass

24	Power of Attorney (included on signature page)